Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

Netherland, Sewell & Associates, Inc. hereby consents to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form S-1 of Goodrich Petroleum Corporation of all references to our firm and information from our report dated February 4, 2016, included in or made a part of the Annual Report on Form 10-K of Goodrich Petroleum Corporation for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr., P.E.
J. Carter Henson, Jr., P.E.
Senior Vice President

Houston, Texas

February 2, 2017

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.